EXHIBIT 10.8

Northwest Biotherapeutics, Inc. 18701 120th Avenue NE Suite 101 Bothell, WA 98011	t (425) 608-3008 (800) 519-0755 f (425) 608-3009	www.nwbio.com OTCBB: NWBT
June 15, 2007
Ms. Linda Powers
9306 Kendale Road
Potomac, Maryland 20854
Dear Ms. Powers:
On behalf of the Board of Directors of Northwest Biotherapeutics, Inc. (the “Company”), we are delighted that you have accepted the invitation to join the Board of Directors as the Chairperson of the Board with effect from May 17, 2007. This letter, the terms of which are conditioned on the admission of the Company’s share of common stock to trading on the London Stock Exchange’s AIM market, confirms the terms of your appointment to the Board of Directors and as the Chairperson of the Board.
Your appointment will continue, and the terms of this letter will apply, until terminated pursuant to the bylaws of the Company.
In your role as a member of the Board of Directors and Chairperson of the Board, you will be expected to attend all meetings of the Board of Directors of the Company and general meetings of the Company’s stockholders and such other meetings relating to the Company as it is appropriate for you to attend for the performance of your role. Prior to each meeting of the Board, you will be informed of the time and location of the meeting and will receive copies of any relevant documents to be discussed at the meeting to the extent that you did not arrange the time or location of the meeting or prepare copies of the relevant documents.
Your compensation for service on the Board of Directors will be approximately £4,167 per month (equivalent to £50,000 per year), paid in monthly installments on the first business day following the month in which it is earned. To receive each payment, you must be Director of the Company on the last day of the month for which it is earned. While the Company anticipates that your annual compensation will not be decreased in subsequent years, the Company reserves the right to modify your compensation prior to the beginning of any calendar year. You may also be eligible for grants under the 2007 Stock Option Plan, which will be determined in the Company’s discretion.
As a Director, you will be required to comply with the reporting and trading requirements of Section 16 of the Securities Exchange Act of 1934 and the Company’s share trading policy. Please contact Jim Johnston for more information on the requirements of the Act and the Company’s internal compliance procedures.

In addition to the indemnification provisions in the Company’s bylaws and certificate of incorporation, the Company will enter into an indemnification agreement with each director, a copy of which is attached.
If you are asked to join the board of another company, please be aware that you are required to discuss the invitation with me or Jim Johnston so that we can determine whether there are any present or potential conflicts associated with joining the other board.
We look forward to having you join us as a member of the Board. I would appreciate you contacting me to discuss this matter further if you have any questions.
Very truly yours,
Alton L. Boynton
President & Chief Executive Officer
Attachment
Linda F. Powers:
Date: